Exhibit 99.2

LIBERTY LATIN AMERICA LTD.

FORM OF NOTICE TO SHAREHOLDERS WHO ARE ACTING AS NOMINEES

Up to 49,019,607 Class C Common Shares

Issuable Upon Exercise of Transferable Rights*

This letter is being distributed to broker-dealers, trust companies, banks and other nominees in connection with the offering (the “Rights Offering”) by Liberty Latin America Ltd. (the “Company”) of transferable rights to subscribe for the Company’s Class C common shares, par value $0.01 per share (“Class C Common Shares”), by holders of record of the Company’s Class A common shares, par value $0.01 per share (“Class A Common Shares”), Class B common shares, par value $0.01 per share (“Class B Common Shares”) and Class C Common Shares (collectively, the “Record Date Shareholders”) as of 5:00 p.m., New York City time, on September 8, 2020 (the “Record Date”).

Pursuant to the Rights Offering, the Company is issuing rights (the “Class C Rights”) to subscribe for up to 49,019,607 of its Class C Common Shares, on the terms and subject to the conditions described in the Company’s prospectus, dated September 10, 2020 (the “Prospectus”) (plus additional Class C Common Shares which may be issued as a result of rounding fractional Class C Rights up to the nearest whole right as described in the Prospectus). The Class C Rights may be exercised by holders thereof (the “Rights Holders”) at any time during the subscription period, which commences on September 11, 2020. The Rights Offering will expire at 5:00 p.m., New York City time, on September 25, 2020, unless extended by the Company in its sole discretion (as it may be extended, the “Expiration Date”). The Class C Rights are transferable and will be listed for trading on The Nasdaq Global Select Market under the symbol “LILAR” until the Expiration Date.

As described in the Prospectus, Record Date Shareholders will receive 0.2690 of a Class C Right for each Class A Common Share, Class B Common Share or Class C Common Share held by such holder as of the Record Date. The total number of Class C Rights to be issued to each Record Date Shareholder was rounded up to the nearest whole number (after taking into account the aggregate number of Class C Rights each Record Date Shareholder would otherwise be entitled to receive in respect of the aggregate number of Class A Common Shares, Class B Common Shares and Class C Common Shares held of record by such Record Date Shareholder as a result of the Rights Offering). Such rounding was made with respect to each beneficial Shareholder. Each whole Class C Right entitles a Rights Holder to purchase one new Class C Common Share, which is referred to as the “Basic Subscription.” The subscription price per share of $7.14, which is equal to an approximate 25% discount to the volume weighted average trading price of the Class C Common Shares over the three trading day period beginning on August 31, 2020 and ending on (and including) September 2, 2020.

If any Class C Common Shares available for purchase in the Rights Offering are not subscribed for by Rights Holders pursuant to the Basic Subscription (the “Remaining Shares”), a Rights Holder that has exercised fully its Class C Rights pursuant to the Basic Subscription may subscribe for any Remaining Shares that are not otherwise subscribed for by Rights Holders, on the terms and subject to the conditions set forth in the Prospectus, including as to proration. We refer to these over-subscription privileges as the “Oversubscription Privilege.”

The Class C Rights are evidenced by a subscription certificate registered in your name or the name of your nominee. Each beneficial owner of the Company’s common shares registered in your name or the name of your nominee on the Record Date is entitled to 0.2690 of a Class C Right for every Class A Common Share, Class B Common Share and Class C Common Share held as of the Record Date.

(*)	Plus additional Class C Common Shares which may be issued as a result of rounding fractional Class C Rights up to the nearest whole right as described in the Prospectus.

We are asking persons who held Class A Common Shares, Class B Common Shares or Class C Common Shares beneficially, and who received the Class C Rights distributable with respect to those shares through a broker-dealer, trust company, bank or other nominee, to contact the appropriate institution or nominee and request it to effect the transactions for them.

If you exercise the Oversubscription Privilege on behalf of beneficial owners of Class C Rights, you will be required to certify to the Subscription Agent and the Company, in connection with the exercise of the Oversubscription Privilege, as to the number of Class A Common Shares, Class B Common Shares and Class C Common Shares held on behalf of each beneficial owner as of the Record Date, the aggregate number of Class C Rights that have been exercised pursuant to the Basic Subscription, whether the Class C Rights exercised pursuant to the Basic Subscription on behalf of each beneficial owner for which you are acting have been exercised in full and the number of Class C Common Shares being subscribed for pursuant to the Oversubscription Privilege by each beneficial owner of Class C Rights on whose behalf you are acting.

Enclosed are copies of the following documents:

1.	Prospectus, dated September 10, 2020;

2.	A form of letter which may be sent to beneficial holders of the Class C Rights; and

3.	A Notice of Guaranteed Delivery.

You will have no right to rescind a subscription after receipt of the payment of the Subscription Price, except as described in the Prospectus. Class C Rights not exercised at or prior to the Expiration Time will expire.

Additional copies of the enclosed materials may be obtained from the Information Agent, Innisfree M&A Incorporated, toll-free at the following telephone number: 877-750-8312.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL MAKE YOU OR ANY OTHER PERSON AN AGENT OF THE COMPANY, THE DEALER-MANAGER, THE SUBSCRIPTION AGENT, THE INFORMATION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE CLASS C RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE RIGHTS OFFERING, EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.

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